Exhibit 99.1

Exicure, Inc. Reports Third Quarter 2023 Financial Results
CHICAGO, IL — May 16, 2024 — Exicure, Inc. (Nasdaq: XCUR), has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. In September 2022, the Company announced a significant reduction in force, suspension of preclinical activities and halting of all research and development, and that the Company was exploring strategic alternatives to maximize stockholder value.

Third Quarter 2023 Financial Results

Cash Position: Cash and cash equivalents were $0.9 million as of September 30, 2023, as compared to $8.6 million as of December 31, 2022. Subsequent to September 30, 2023, our cash and cash equivalents have decreased to approximately $0.2 million as of April 30, 2024. The Company believes that its cash and cash equivalents are insufficient to continue to fund operations and additional funding is needed in the very near term.

Research and Development (R&D) Expense: Research and development expenses were $0 for the quarter ended September 30, 2023, as compared to $4.8 million for the quarter ended September 30, 2022. The decrease in R&D expense for the three months ended September 30, 2023 of $4.8 million reflects the stoppage of clinical, preclinical, and discovery program activities and a reduction in employee headcount with lower employee-related expenses and fewer discovery, preclinical, and clinical program activities resulting from the restructuring activities that the Company announced in December 2021 and September 2022.

General and Administrative (G&A) Expense: General and administrative expenses were $2.4 million for the quarter ended September 30, 2023, as compared to $2.4 million for the quarter ended September 30, 2022. The slight decrease in G&A expense of $0.02 million for the three months ended September 30, 2023 was mostly due to lower compensation and related payroll costs and professional fees as a result of reduced operations, partially offset by continued expenses related to the wind down of R&D operations.

Net Loss: The Company had a net loss of $5.3 million for the quarter ended September 30, 2023, as compared to a net loss of $5.2 million for the quarter ended September 30, 2022. The slight increase in net loss of $0.1 million was primarily driven by the loss on available for sale debt securities.

Going Concern: Management believes that the Company’s existing cash and cash equivalents is not sufficient to continue to fund operations. The Company has already engaged in significant cost reductions, so our ability to further cut costs and extend the Company’s operating runway is limited. As a result, substantial additional financing is needed in very near term to pay expenses, fund the ongoing exploration of strategic alternatives and pursue any alternatives that may be identified. The Company needs to raise capital to fund its operations. There can be no assurance that such additional financing will be available and, if available, can be obtained on acceptable terms.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Media Contact:
Josh Miller
847-673-1707
media@exicuretx.com

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EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$922	$8,577
Other receivable, from sale of property and equipment	711	—
Prepaid expenses and other assets	1,457	1,474
Total current assets	3,090	10,051
Property and equipment, net	61	2,530
Right-of-use asset	6,707	7,257
Other noncurrent assets	3,092	3,490
Total assets	$12,950	$23,328
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	865	361
Accrued expenses and other current liabilities	1,356	1,278
Total current liabilities	2,221	1,639
Lease liability, noncurrent	6,231	6,767
Total liabilities	$8,452	$8,406

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 10,000,000 shares authorized, no shares issued and outstanding, September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 8,650,515 issued and outstanding, September 30, 2023; 4,965,901 issued and outstanding, December 31, 2022	1	—
Additional paid-in capital	192,573	187,571
Accumulated deficit	(188,076)	(172,649)
Total stockholders' equity	4,498	14,922
Total liabilities and stockholders’ equity	$12,950	$23,328

EXICURE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Collaboration revenue	$—	$2,016	$—	$7,052
Total revenue	—	2,016	—	7,052
Operating expenses:
Research and development expense	—	4,805	1,423	18,694
General and administrative expense	2,397	2,416	11,155	8,783
Loss from sale of property and equipment	920	—	920	—
Total operating expenses	3,317	7,221	13,498	27,477
Operating loss	(3,317)	(5,205)	(13,498)	(20,425)
Other income (expense), net:
Changes in fair value of investment in convertible notes receivable	(2,000)	—	(2,000)	—
Dividend income	13	41	45	59
Interest income	4	4	28	7
Interest expense		—	—	(595)
Other income (expense), net	44	—	(2)	(24)
Total other income (expense), net	(1,939)	45	(1,929)	(553)
Net loss before provision for income taxes	(5,256)	(5,160)	(15,427)	(20,978)
Provision for income taxes	—	—	—	—
Net loss	$(5,256)	$(5,160)	$(15,427)	$(20,978)

Basic and diluted loss per common share	$(0.61)	$(1.04)	$(1.98)	$(4.66)
Weighted-average basic and diluted common shares outstanding	8,650,402	4,963,344	7,799,233	4,502,962
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